                             OPPENHEIMER MIDCAP FUND
                      Supplement dated July 30, 2001 to the
                       Prospectus dated February 16, 2001

The Prospectus is changed as follows:

     1.   The Supplement  dated April 9, 2001 to the  Prospectus  dated February
          16, 2001 is withdrawn.

     2.   The first  sentence  of the second  paragraph  of the  section  "Other
          Equity  Securities"  under  the  heading  entitled  "Other  Investment
          Strategies" on page 10 is revised to read as follows:

     The Fund will not  invest  more than 10% of its net  assets in  convertible securities  that are rated below  investment  grade by a  nationally  recognized rating  organization  such as Moody's  Investors  Service or that are assigned a comparable rating by the Manager.

     3.   The paragraph caption "Class N Shares" under the heading "What Classes of Shares Does The Fund  Offer?" on page 15 is revised by deleting the first  three  sentences  of that  section  and  replacing  it with the following sentence:

If you buy Class N shares (available only through certain retirement plans), you pay no  sales  charge  at the  time of  purchase,  but you  will  pay an  annual asset-based sales charge.

     4.   The following  sentence is added before the sentence  "Non  retirement plan  investors  cannot buy Class N shares  directly" in the paragraph
          "Class N Shares"  under the heading  "What  Classes of Shares Does the
          Fund Offer?" on page 15:

     Class N shares also are offered to rollover  IRAs  sponsored by the Manager that  purchase  Class N shares  with the  proceeds  from a  distribution  from a qualified retirement plan or 403(b) plan sponsored by the Manager.

     5.   The  following  is added  as the  last  paragraph  under  the  heading entitled "How Can You Buy Class A Shares?" on page 17:

     Purchases by Certain  Retirement Plans. There is no initial sales charge on purchases of Class A shares of any one or more  Oppenheimer  funds by retirement plans that have $10 million or more in plan assets and that have  entered into a special  agreement with the Distributor.  The Distributor pays dealers of record concessions in an amount equal to 0.25% of purchases by those retirement  plans.
That  concession  will not be paid on purchases  of shares by a retirement  plan made  with the  proceeds  of the  redemption  of  Class N shares  of one or more
Oppenheimer funds held by the plan for more than eighteen (18) months.

     6.   The first and  second  sentences  of the  section  captioned  "Class A
          Contingent  Deferred Sales Charge" on page 18 are deleted and replaced with the following:

     There is no initial sales charge on non-retirement  plan purchases of Class
A shares of any one or more of the Oppenheimer  funds  aggregating $1 million or more, or for certain purchases by particular types of retirement plans that were permitted to purchase such shares prior to March 1, 2001.  (After March 1, 2001, retirement  plans are not permitted to make initial  purchases of Class A shares subject to a contingent  deferred sales charge.) The Distributor pays dealers of record commissions in an amount equal to 1.0% of purchases of $1 million or more other than by those grandfathered retirement accounts.

     7.   The following  sentence in the section  captioned  "Class A Contingent
          Deferred Sales Charge" on page 18 is deleted:

     That  concession  will not be paid on  purchases of shares in amounts of $1 million or more (including any right of  accumulation) by a retirement plan that pays for the purchase with the  redemption  proceeds of Class C shares of one or more Oppenheimer funds held by the plan for more than one year.

     8.   The  following is added after "Can You Reduce Class A Sales  Charges?"
          on page 18:

     Purchases by Certain  Retirement Plans. There is no initial sales charge on purchases of Class A shares of any one or more  Oppenheimer  funds by retirement plans that have $10 million or more in plan assets and that have  entered into a special  agreement with the Distributor,  and by retirement plans which are part
of  a   retirement   plan  product  or  platform   offered  by  certain   banks,
broker-dealers,  financial advisors,  insurance companies or recordkeepers which have  entered  into a  special  agreement  with  the  Distributor.  There  is no contingent  deferred  sales  charge  upon the  redemption  of such  shares.  The
Distributor  currently pays dealers of record  concessions in an amount equal to
0.25% of the purchase price of Class A shares by those retirement plans from its own resources at the time of sale. That concession will not be paid on purchases of shares by a  retirement  plan made with the  redemption  proceeds  of Class N shares  of one or more  Oppenheimer  funds  held by the plan for more  than (18)
months.

     9.   The first paragraph in "How Can You Buy Class N Shares?" on page 19 is revised to read as follows:

     Class N shares are offered only through  retirement  plans  (including IRAs and 403(b)  plans)  that  purchase  $500,000 or more of Class N shares of one or more  Oppenheimer  funds or through  retirement  plans (not  including  IRAs and
403(b)  plans)  that have  assets of  $500,000  or more or 100 or more  eligible participants.  See  "Availability  of  Class  N  shares"  in  the  Statement  of
Additional  Information  for  other  circumstances  where  Class  N  shares  are available for purchase.

     10.  The following  sentence is added before the sentence  "Non  retirement plan  investors  cannot  buy  Class N shares  directly"  in the  first paragraph  under the heading "How Can You Buy Class N Shares?" on page
          19:

     Class N shares also are offered to rollover  IRAs  sponsored by the Manager that  purchase  Class N shares  with the  proceeds  from a  distribution  from a qualified retirement plan or 403(b) plan sponsored by the Manager.

     11.  The  following  is  added  to  the  end of the  last  paragraph  under
          "Distribution  and  Service  Plans  for  Class B,  Class C and Class N
          Shares" on page 20:

     That sales concession on the sale of Class N shares will not be paid on (i)
purchases of Class N shares in amounts of $500,000 or more by a retirement  plan that pays for the purchase with the redemption proceeds of Class C shares of one or more  Oppenheimer  funds held by the plan for more than one year  (other than rollovers from an OppenheimerFunds-sponsored Pinnacle or Ascender 401(k) plan to any IRA invested in the Oppenheimer  funds), (ii) purchases of Class N shares in amounts of $500,000 or more by a retirement plan that pays for the purchase with the  redemption  proceeds  of Class A shares  of one or more  Oppenheimer  funds
(other than  rollovers from an  OppenheimerFunds-sponsored  Pinnacle or Ascender
401(k)  plan to any  IRA  invested  in the  Oppenheimer  funds),  and  (iii)  on purchases  of Class N shares by an  OppenheimerFunds  -  sponsored  Pinnacle  or
Ascender 401(k) plan made with the redemption  proceeds of Class A shares of one or more Oppenheimer funds.

     12.  The   third   sentence   of   the   paragraph    under   the   heading
          "OppenheimerFunds  Internet Web Site" on page 22 is revised to read as follows:

     To perform account  transactions or obtain account  information online, you must first obtain a user I.D. and password on that website.

July 30, 2001                                                        745PS_013